Exhibit 99.1

June 5, 2018

To Our Shareholders:

We are writing today to remind you of our upcoming 2018 Annual Meeting on June 14, 2018, and to ask you to support the three proposals on the ballot, including the reelection of all director nominees (Proposal No. 1) and the say-on-pay proposal (Proposal No. 2). Your vote is important.

In May 2018, we filed our Proxy Statement that, among other things, describes our executive compensation program. We are providing this supplemental information to you in response to reports from two proxy advisory firms that have issued voting recommendations inconsistent with those of our Board. We believe that these adverse recommendations on our say-on-pay proposal are based on a skewed view of our executive compensation program. These firms have also recommended a withhold vote for the members of our Compensation Committee based on this same perceived issue. Needless to say, we disagree with the assessment of our executive compensation program and urge shareholders to support not only the say-on-pay proposal but also the Compensation Committee members standing for reelection.

We want to remind investors of the strength, experience and diversity of our board, and to underscore our belief in the appropriateness of our compensation structure, which is designed to motivate executives to achieve the strategic objectives of G-III and to deliver pay commensurate with their performance. In addition to our already-filed proxy materials, we want to highlight various aspects of our pay program and the supporting governance structure for shareholders to consider before casting your vote for our upcoming Annual Meeting on June 14th.

We believe there are several key considerations.

Our Strong Long-Term Performance

It is no secret that the evolving retail landscape continues to create challenges for companies in our sector. Despite this, we have continued to demonstrate our ability to prosper in these tougher environments. Our long-term stock market performance continues to be very strong, on both an absolute basis and relative to our peers. Over our past five fiscal years, G-III has experienced 108% stock price appreciation, while the S&P 500 index has risen 88% and the S&P 500 Textiles, Apparel & Luxury Goods Industry Index increased only 54%.

Our long-term operating performance is equally impressive when examined relative to our peers. G-III has delivered consistently better than market performance (and most often in the upper quartile) over the past 1-, 5-, 10- and 15-year periods in total stockholder return, as well as growth in revenues, net income and market capitalization when compared to our competitors, demonstrating both our long-term orientation as well as our commitment to delivering top tier long-term results to our shareholders.

The Impact of Our Transformational Acquisition of Donna Karan International (DKI)

While we know our shareholders are aware of the importance to G-III of the transformational acquisition of DKI in December 2016, we believe it is important to remind you of the effect of this transaction in considering our discussion below of G-III’s performance and of executive compensation.

Management worked to close this transaction as early as possible to allow us to begin implementing our turn-around strategy for the DKI business. Management, our Board and our shareholders knew that short term results and compensation would be negatively impacted. We anticipated and communicated to our shareholders that the acquisition would result in the recognition of significant losses in fiscal 2017 as well as additional losses this past year (fiscal 2018) as we developed new product for DKNY and Donna Karan and relaunched these brands. We believe these brands have and will provide significant value to G-III over the long-term. However, in the short term, it must be noted that this acquisition negatively affected performance measures such as total shareholder return and net income per share. This effect must be considered when assessing G-III’s pay and performance. Unfortunately, the proxy advisory firms have not afforded us such consideration.

Earlier today, we released our fiscal 2019 first quarter results and our forecast for the full fiscal 2019 year ending January 31, 2019. Inclusive of the DKI acquisition, we are forecasting record net sales, operating profit and EBITDA for the full fiscal 2019 year. The benefits to G-III of this transformational acquisition are beginning to be realized.

The recommendations of both proxy advisors were too heavily based on their quantitative assessment of pay and performance which does not account for the adverse effect of the DKI acquisition on our financials the past two years, particularly on TSR. One advisory firm’s quantitative model relies on a weighted average of 1-, 2- and 3-year annualized TSR, EPS growth and Change in Operating Cash Flow. The other advisory firm uses 3- and 5- year TSR in its modeling. If either proxy advisor had considered how these metrics were adversely affected by the DKI acquisition, the results of their modeling would have been correctly discounted and the merits of our compensation program and long-term performance and strategic direction would have been more heavily considered, ultimately leading to favorable vote recommendations.

Our Compensation Program Is Designed for Our Industry

As you know, we operate in a highly volatile and competitive industry. Retaining our talented team, and motivating our executives to make strategic decisions to continue to drive performance, is imperative.

The substantial majority of total compensation opportunities for our executives are at-risk, incentive-based awards (91% for our CEO, and 83% for our other NEOs), and can only be earned upon the achievement of objective corporate goals and individual performance objectives.

•	As such, our annual incentive program is oriented towards bottom-line results (pre-tax income) to empower our executives with the flexibility to quickly make decisions and be responsive to ever-changing market conditions.
•	Our long-term performance-based RSUs are based on the achievement of two performance hurdles, as well as time-vesting conditions, to ensure our executives are also focused on the creation of long-term, sustainable shareholder value. Metrics used for fiscal 2018 grants were (a) a stock price hurdle, and (b) adjusted EBIT growth or an enhanced stock price hurdle.

We are aware that some shareholders, as well as proxy advisors, have been concerned that our Chairman and CEO, Morris Goldfarb, receives more annual than long-term incentives. This has created the incorrect perception that his pay is inappropriately weighted toward short-term goals, with the implication that this would prompt him to forgo the long-term considerations and well-being of the Company. This simply is not true. Mr. Goldfarb is a major shareholder (approximately 8.3% ownership, currently), and therefore is well-aligned with the interests of long-term shareholders – a fact that the Compensation Committee has considered with regards to the balance of his pay package. It should also be noted that his annual incentive is governed by the provisions of an employment agreement that has been in effect for many years and that Mr. Goldfarb has voluntarily agreed to revise his agreement twice in the past few years, in each instance in direct response to shareholder feedback garnered during our outreach efforts.

Our Continuous Consideration of Shareholder Feedback

G-III values the opinions of its shareholders and has spent considerable time soliciting additional information regarding their views. But we do more than listen; we have also incorporated these views into the design and governance of our compensation program. As the result of shareholder feedback, in the last several years we have implemented:

•	Executive and director share ownership guidelines
•	Anti-hedging and pledging policies
•	A clawback policy
•	A second performance metric to RSUs granted to named executive officers
•	Director selection and qualification standards and resignation policy
•	Amended contracts for Messrs. Goldfarb and Aaron with regards to goals and payout levels with respect to their annual incentives, including the addition of an annual cap on earned amounts. As described in our proxy statement, this annual cap resulted in a reduction in the annual incentives paid to each of them with respect to the fiscal year ended January 31, 2018 (fiscal 2018).

At our 2017 Annual Meeting, G-III received significant support (approximately 67%) for our say-on-pay proposal, though we were disappointed with this level of support. During our outreach efforts in 2017, the lone issue that arose in several discussions was with regards to the special one-time grants in relation to our Donna Karan acquisition. There were no concerns expressed with respect to our executive compensation program that has been in effect for the past few years. While the Compensation Committee believes that the grants related to the Donna Karan acquisition were an appropriate part of our compensation program given the specific facts and circumstances of the situation, we understood the concerns of our shareholders with regards to transaction-related awards and will consider those concerns in future compensation decisions. Otherwise, we received strong support from our long-term shareholders during this outreach and during various investor conferences and meetings attended by management during the past year.

The Importance of Our Senior Leadership

Our strong long-term stock price appreciation and business performance are in large part due to the strategic vision, flexibility, ingenuity and strong personal relationships maintained by our leadership team, under the guidance of our Chairman and CEO, Morris Goldfarb. This leadership team has worked together to evolve G-III into a successful, larger and more diversified company.

Strong relationships with our customers and suppliers are essential to our long-term success. The personal relationships maintained by our Chairman and CEO and our other executive officers are critical to the successful execution of our business.

As such, the continued retention of our executive team is essential to our continued success. The Compensation Committee is aware that the structure of Mr. Goldfarb’s employment agreement that was entered into many years ago may not be customary in the current compensation and governance environment. However, the Compensation Committee reviews this agreement periodically to confirm that the agreement remains an appropriate mechanism to align Mr. Goldfarb’s interests with those of our long-term shareholders.

The Committee is also mindful of the recent amendments to Section 162(m) of the Internal Revenue Code that were contained in the Tax Cut and Jobs Act of 2017. Basically, these amendments eliminate the deduction for certain performance based compensation. Under a transitional rule, we will be able to continue to deduct the performance-based annual incentive contained in Mr. Goldfarb’s employment agreement through January 31, 2020. At this point, any material amendment to Mr. Goldfarb’s employment agreement would result in the loss of this deduction and increase the amount of taxes payable by us.

Our Experienced, Diverse Board

Our well-balanced board consists of 11 directors, elected annually. We believe our board has the experience, diversity, and leadership abilities to continue pushing G-III growth in this turbulent retail market.

The members of our Compensation Committee, Richard White, Laura Pomerantz, Allen Sirkin and Willem van Bokhorst, each have significant experience and expertise that have benefitted our Board. They provide wise leadership in dealing with the important executive compensation issues that result in providing compensation to incentivize and retain our key executives. Just as we believe that our shareholders should vote in favor of the say-on-pay proposal, we strongly believe that our shareholders should vote in favor of all of our directors. The position expressed by the two proxy advisors that shareholders should withhold their votes with respect to members of our Compensation Committee because they are recommending a vote against the say-on-pay proposal is not in the best interests of G-III or our shareholders.

We are proud to have a strong, independent board. Seven of eleven, or 64%, of our board members are independent and we comply with the Nasdaq rules requiring a Board to be majority independent. However, one proxy advisor has recommended that shareholders withhold their votes for the election of Jeanette Nostra, since it believes that boards should be 66.7% independent (an incremental increase of 3%). Ms. Nostra is currently a Senior Advisor to G-III and has been serving us in a variety of roles since 1981, including as our President from 1997 to 2013. She knows our business inside and out and brings enormous industry knowledge into every Board meeting. She is also one of the three women on our Board. We believe that to vote against her because of the application of an arbitrary standard makes little sense and is not in the best interests of G-III or its shareholders. Accordingly, we strongly believe our shareholders should reelect Ms. Nostra as a director of our Company.

Summary

We have been responsive to the interests of our shareholders and believe that our continued focus on achieving profitable and sustainable financial results has been reflected in the market’s response to our accomplishments in fiscal 2018 and the first quarter of fiscal 2019. We are very proud of our performance in the past year when we recorded increases in each important income statement item including net sales, operating income, net income and net income per diluted share. Our results for the first quarter of fiscal 2019 repeated that performance. As we stated earlier, we are also forecasting record net sales, operating income and EBITDA for the full fiscal 2019 year.

G-III has demonstrated the ability to not only navigate the volatility and pressures of the rapidly-changing retail industry but to grow our business, repositioning ourselves to be more diversified and less seasonal. In short, we have brands that resonate with consumers, and this challenging market is an opportunity for us to emerge as leaders. We have the right leadership team in place, and have structured a compensation program that has created alignment between our executives and our shareholders and appropriately rewards them for achieving our ambitious strategic objectives.

We appreciate the support our shareholders have given our Board and Management in prior annual meetings and ask you to vote in support of our director nominees and our compensation program, which has enabled us to continue to deliver the strong result results that shareholders have come to expect from G-III.

Based on the above, we strongly disagree with the reasoning behind the “against” recommendations of the two proxy advisors. The Board continues to recommend that shareholders vote FOR Proposal No. 1, the election of the eleven nominees listed in the proxy statement, and FOR Proposal No. 2, the advisory vote on the compensation of our named executive officers.

Thank you for your careful consideration of the matters discussed in this letter.